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                                                              Exhibit (8)(j)(ii)

                     ASSIGNMENT AND MODIFICATION AGREEMENT

     This Agreement is made by and between Neuberger & Berman Advisers Management Trust ("Trust"), a Massachusetts business trust, Neuberger & Berman Management Incorporated ("N&B Management"), a New York corporation, Neuberger & Berman Advisers Management Trust ("Successor Trust"), a Delaware business trust, Advisers Managers Trust ("Managers Trust") and American General Life Insurance Company ("Life Company"), a life insurance company organized under the laws of the State of Texas.

     WHEREAS, the Life Company has previously entered into a Sales Agreement dated July 7, 1994 (the "Sales Agreement") with the Trust and N&B Management regarding the purchase of shares of the Trust by Life Company; and

     WHEREAS, as part of the reorganization into a "master-feeder" fund structure (the "Reorganization"), the Trust will be converted into the Successor Trust, a Delaware business trust; and

     WHEREAS, as part of the Reorganization, each Portfolio of the Trust will transfer all of its assets to the corresponding Portfolio of the Successor Trust ("Successor Portfolio") and each Successor Portfolio will invest all of its net investable assets in a corresponding series of Managers Trust; and

     WHEREAS, as part of the Reorganization, an Order under Section 6(c) of the Investment Company Act of 1940 ("40 Act") is expected to be issued by the Securities and Exchange Commission ("SEC") granting exemptions from Sections 9(a), 13(a), 15(a) and 15(b) of the `40 Act and Rules 6e-2(b)(15) and 6e-
3(T)(b)(15) thereunder; and

     WHEREAS, the Order is expected to require that certain conditions (the "Conditions") as set forth in the Notice (Investment Company Act Release No. 21003 (April 12, 1995)) be made a part of the Sales Agreement; and

     WHEREAS, the parties hereto desire to assign the Sales Agreement from the Trust to the Successor Trust, to modify the Sales Agreement to include the Conditions and to rename the Sales Agreement; and

     WHEREAS, Managers Trust will become a party to the Sales Agreement as modified hereby, due to and for purposes of its obligations under the Conditions.

     NOW THEREFORE, in consideration of their mutual promises, Trust, N&B Management, Successor Trust, Managers Trust and Life Company agree as follows:

     1. The Sales Agreement is hereby assigned by the Trust to the Successor Trust.

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     2.  Pursuant to such assignment, the Successor Trust hereby accepts all rights and benefits of the Trust under the Sales Agreement and agrees to perform all duties and obligations of the Trust under the Sales Agreement. Upon the effectiveness of this Assignment and Modification Agreement, the Trust will be released from all obligations and duties under the Sales Agreement.

     3. The Sales Agreement is hereby modified to include the Conditions as follows:

     Sections 12 and 13 of the Sales Agreement are replaced by the following:

     12. a) The Board of Trustees of each of the Successor Trust and Managers Trust (the "Boards") will monitor the Successor Trust and Managers Trust, respectively, (collectively the "Funds") for the existence of any material irreconcilable conflict between the interest of the contract owners of all insurance company separate accounts investing in the Funds. A material irreconcilable conflict may arise for a variety of reasons, including: (a) state insurance regulatory authority action; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, or any similar action by insurance, tax, or securities regulatory authorities; c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of the Funds are being managed; (e) a difference in voting instructions given by variable annuity and variable life insurance contract owners or by contract owners of different participating insurance companies; or (f) a decision by a participating insurance company to disregard voting instructions of contract owners.

          b) Life Company, other participating insurance companies, N&B Management (or any other manager or administrator of the Funds), and any qualified pension and retirement plan that executes a fund participation agreement upon becoming an owner of 10% or more of the assets of the Funds (collectively, "Participants") will report any potential or existing conflicts to the Boards. Participants will be responsible for assisting the appropriate Board in carrying out its responsibilities under these Conditions by providing the Board with all information reasonably necessary for it to consider any issues raised. This responsibility includes, but is not limited to, an obligation by each Participant to inform the Board whenever variable contract owner voting instructions are disregarded. These responsibilities will be carried out with a view only to the interests of the contract owners.

          c) If a majority of the Board of a Fund or a majority of its disinterested trustees or directors, determines that a material irreconcilable conflict exists, the relevant Participant, at its expense and to the extent reasonably practicable (as determined by a majority of disinterested trustees or directors), will take any steps necessary to remedy or eliminate the irreconcilable material conflict, including: (a) withdrawing the assets allocable to some or all of the separate accounts from the Funds or any series thereof and reinvesting those assets in a different investment medium, which may include another series of the Successor Trust or Managers Trust, or another investment company or submitting the question as to whether such segregation should be implemented to a vote of all affected variable contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., variable annuity or variable annuity contract owners of one or more Participants) that

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votes in favor of such segregation, or offering to the affected variable contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account. If a material irreconcilable conflict arises because of a Participant's decision to disregard contract owner voting instructions, and that decision represents a minority position or would preclude a majority vote, the Participant may be required, at the election of the relevant Fund, to withdraw its separate account's investment in such Fund, and no charge or penalty will be imposed as a result of such withdrawal.

          The responsibility to take remedial action in the event of a Board determination of an irreconcilable material conflict and to bear the cost of such remedial action shall be a contractual obligation of all Participants under their agreements governing their participation in the Funds. The responsibility to take such remedial action shall be carried out with a view only to the interests of the contract owners.

          For the purposes of Condition (c), a majority of the disinterested members of the applicable Board shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the relevant Fund or N&B Management (or any other investment adviser of the Funds) be required to establish a new funding medium for any variable contract. Further, no Participant shall be required by this condition (c) to establish a new funding medium for any variable contract if any offer to do so has been declined by a vote of a majority of contract owners materially affected by the irreconcilable material conflict.

          d) Any Board's determination of the existence of an irreconcilable material conflict and its implications shall be made known promptly and in writing to all Participants.

     13. a) Participants will provide pass-through voting privileges to all contract owners so long as the SEC continues to interpret the `40 Act as requiring pass-through voting privileges for variable contract owners. This condition will apply to UIT-separate accounts investing in the Successor Trust and to managed separate accounts investing in Managers Trust to the extent a vote is required with respect to matters relating to Managers Trust. Accordingly, the Participants, where applicable, will vote shares of a Fund held in their separate accounts in a manner consistent with voting instructions timely received from variable contract owners. Participants will be responsible for assuring that each of their separate accounts that participates in the Funds calculates voting privileges in a manner consistent with other Participants.
The obligation to calculate voting privileges in a manner consistent with all other separate accounts investing in the Funds will be a contractual obligation of all Participants under the agreements governing participation in the Funds. Each Participant will vote shares for which it has not received timely voting instructions, as well as shares it owns, in the same proportion as its votes those shares for which it has received voting instructions.

          b) If and to the extent Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the `40 Act or the rules thereunder with respect to mixed and shared funding on terms and conditions materially different from any

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exemptions granted in the order requested, then the Successor Trust, Managers
Trust and/or the Participants, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-2 and Rule 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such Rules are applicable.

          c) No less than annually, the Participants shall submit to the Boards such reports, materials or data as such Boards may reasonably request so that the Boards may fully carry out the obligations imposed upon them by these Conditions. Such reports, materials, and data shall be submitted more frequently if deemed appropriate by the applicable Boards.

     4.  The Sales Agreement shall be renamed Fund Participation Agreement.

     5. This Assignment and Modification Agreement shall be effective on May 1, 1995, the closing date of the conversion. In the event of a conflict between the terms of this Assignment and Modification Agreement and the terms of the Sales Agreement, the terms of this Assignment and Modification Agreement shall control.

     6. All other terms and conditions of the Sales Agreement remain in full force and effect.


     Executed this 1st day of May, 1995.

                                                 Neuberger & Berman Advisers
                                                 Management Trust
                                                 (a Massachusetts business
                                                 trust)


Attest:/s/ CLAUDIA A. BRANDON                    By:/s/ STANLEY EGENER
       ------------------------                     ----------------------------
                                                        Stanley Egener, Chairman



                                                 Neuberger & Berman Advisers
                                                 Management Trust
                                                 (a Delaware business trust)


Attest:/s/ CLAUDIA A. BRANDON                    By:/s/ STANLEY EGENER
       ------------------------                      ---------------------------
                                                       Stanley Egener, Chairman

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                                                  Advisers Managers Trust


Attest:/s/ CLAUDIA A. BRANDON                     By:/s/ STANLEY EGENER
       ----------------------------                  --------------------------



                                                  Neuberger & Berman Management
                                                   Incorporated


Attest:/s/ ELLEN METZGER                          By:/s/ MICHAEL J. WEINER
       ----------------------------                  -------------------------
                                                         Michael J. Weiner


                                                  American General Life
                                                   Insurance Company

Attest:/s/ STEVEN A. GLOVER                       By:/s/ JAMES W. LOVERIDGE
       ----------------------------                  -------------------------
           Steven A. Glover                              James W. Loveridge
           Assistant Secretary                           Vice President

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